Exhibit 99.1

FTD Companies, Inc. Announces Appointment of New Director

New Director to Add Extensive Strategic Consumer Business Experience; Completes Seven Member Board

DOWNERS GROVE, Ill. — February 6, 2014 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced that the board of directors appointed Tracey Belcourt as a director of the Company, effective February 5, 2014. Ms. Belcourt will serve as a class I director with a term expiring at the Company’s 2014 Annual Meeting of Stockholders.

Ms. Belcourt is the Executive Vice President, Strategy for Mondelēz International, Inc. (“Mondelēz”), a global snacks company, where she leads the strategy function and mergers and acquisitions activities and is responsible for developing and implementing Mondelēz’s growth strategy.  She joined Mondelēz immediately prior to its spin-off from Kraft Foods in October 2012.  Prior to joining Mondelēz, Ms. Belcourt was a partner at Bain & Co. in Toronto since 1999, leading teams that specialized in the design and implementation of growth strategies to improve business performance across a variety of consumer industries.  She has broad international work experience throughout Latin America, Europe, Asia and Africa, including serving as an economic consultant to the U.S. Agency for International Development in Africa in 1999.  Prior to that, Belcourt served for five years as an assistant professor of economics at Concordia University in Montreal. Ms. Belcourt earned a master’s degree and Ph.D. in economics from Queen’s University in Canada and a bachelor’s degree in mathematics and economics from the University of Alberta.

“We are delighted to have Tracey Belcourt join the FTD Board of Directors. Tracey is a highly accomplished corporate strategist with a deep background in consumer industries.  She also brings a wealth of international work experience that will serve the company well,” said Robert Berglass, FTD’s Chairman of the Board.

Ms. Belcourt’s appointment, together with Michael Silverstein’s recent appointment as a director, completes FTD’s seven member board of directors.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. FTD provides floral, gift and related products and services to consumers, retail florists, and other retail locations primarily in the U.S., Canada, the U.K., and the Republic of Ireland. The business uses the highly-recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man logo that is displayed in tens of thousands of floral shops worldwide. FTD’s portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K.

Contacts

Investor Relations:

Jandy Tomy

630-724-6984

ir@ftdi.com

Media Inquiries:

Emily Bucholz

630-724-6692

pr@ftdi.com